Amendment to Master Custody Agreement

The Bank of New York and Franklin Valuemark Funds, for itself and on behalf of its series, hereby amend Schedule A of the Master Custody Agreement dated as of February 16, 1996, to add the series listed below:

                                   SCHEDULE B

Registered Investment Company Series

Franklin Valuemark Funds            Capital Growth Fund


Dated as of:      April 1, 1996

                              FRANKLIN VALUEMARK FUNDS



                        By:   /s/Deborah R. Gatzek

                        Title:      Vice President & Secretary


                              THE BANK OF NEW YORK



                        By:   /s/Stephen E. Grunston

                        Title:      Vice President